Schedule A

Transactions – Since Most Recent Schedule 13D Filed November 1, 2024

Hoak Public Equities, L.P.

Date	Transaction	Shares	Price Per Share
11/4/2024	Sell	(7,712)	$14.00
12/13/2024	Sell	(149)	$12.95
12/20/2024	Sell	(103,532)	$11.90